Exhibit 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”) is entered into as of July 25, 2014, by and between GLENN R. MATTES (the “Executive”) and ARNO THERAPEUTICS, INC., a Delaware corporation (the “Company”).

WHEREAS, Executive and the Company are parties to that certain Employment Agreement dated April 25, 2011 (the “Employment Agreement”), which set forth the terms of Executive’s employment with the Company as its Chief Executive Officer and President;

WHEREAS, Executive and the Company have determined to terminate such employment effective as of July 18, 2014 (the “Separation Date”) and to agree to a mutually satisfactory settlement regarding Executive’s separation from the Company;

WHEREAS, Section 10 of the Employment Agreement sets forth certain compensation and other benefits payable to Executive in certain circumstances upon the termination of his employment with the Company;

WHEREAS, paragraph (d) of Section 10 provides that the Company’s obligation to pay to Executive the compensation and other benefits described in Section 10 of the Employment Agreement is conditioned upon the Executive’s execution of a Release Agreement (as defined therein); and

WHEREAS, the parties intend that this Agreement shall constitute the Release Agreement described in Section 10(d) of the Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

1. Separation from Company. Executive and Company each agree that the Employment Agreement and Executive’s employment with the Company ended effective at the close of business on the Separation Date, and that the Company and Executive shall have no further rights or obligations thereunder other than as explicitly set forth in this Agreement. Upon receipt by Executive of his final paycheck, which includes payment for services through the Separation Date, Executive will have received all wages and compensation owed to him by virtue of his employment with the Company or termination thereof, except as otherwise described in this Agreement. Executive hereby resigns as a director of the Company and as an officer and director of all Company subsidiaries effective as of the Separation Date.

2. Separation Compensation. In consideration for the release set forth in Section 3 below, following the Separation Date and subject to Executive’s continued compliance with Sections 6 and 7 of the Employment Agreement, the Company agrees as follows:

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(a)	To pay to Executive a lump sum payment in the gross amount of $7,570.80 (less applicable withholding), representing his accrued and unused vacation pay as of the Separation Date;

(b)	To reimburse Executive for any unreimbursed business expenses properly incurred by him prior to the Separation Date in accordance with Company policy;

(c)	To pay Executive his current annualized Base Salary for a period of thirteen (13) months following the Separation Date (representing total gross payments of $426,508.33) in regular installments in accordance with the Company's usual payroll practices commencing with the first payroll date following the expiration of the 7-day rescission period described in Section 4(b), below;

(d)	To extend until July 18, 2017, the exercise period of all stock options previously granted to Executive pursuant to the Company’s 2005 Stock Option Plan, as amended (the “2005 Plan”) but only to the extent that such stock options are vested and exercisable as of the Separation Date, which stock option are described on Exhibit A attached hereto (the “Stock Options”); and

(e)	To allow Executive to cashlessly exercise the Stock Options, up to the extent the Stock Options are deemed vested and exercisable as of the Separation Date (as reflected on Exhibit A) in the manner contemplated by Section 6.4(c) of the 2005 Plan.

In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to and benefits provided to Executive under any provisions of this Agreement and, such amounts and benefits shall not be reduced whether or not Executive obtains other employment.

3. Release of Claims. In consideration for the payments and other benefits described in this Agreement, Executive hereby fully and finally releases, waives, and discharges any and all legal claims against the Company, including Insperity, that he has through the date on which he signs this Agreement. This full and final release, waiver, and discharge extends to legal and equitable claims of any kind or nature whatsoever including, without limitation, the following:

(a) All claims that Executive has now, whether or not he now knows about the claims;

(b) All claims for attorney’s fees and costs;

(c) All claims for alleged discrimination against his under any applicable federal, state, and local law including, without limitation, rights and claims of age discrimination under the federal Age Discrimination in Employment Act (“ADEA”) and federal Older Workers Benefits Protection Act (“OWBPA”); and discrimination claims under the California Fair Employment and Housing Act (“CFEHA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), and the Americans With Disabilities Act (“ADA”), the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Civil Rights Act;

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(d) All claims arising out of his employment and the termination of his employment with and service as an officer or director of the Company, including, but not limited to, any alleged breach of contract, wrongful termination, termination in violation of public policy, defamation, invasion of privacy, fraud, negligence, infliction of emotional distress, breach of implied contract and breach of the covenant of good faith and fair dealing;

(e) All claims for any other alleged unlawful employment practices arising out of or relating to his employment or separation from employment and service as an officer or director of the Company;

(f) All claims for any other form of pay, for example bonus pay, incentive pay, holiday pay, and sick pay; and

Provided, however, that the foregoing does not constitute a release or waiver of Executive’s rights to (a) the payments and benefits payable to Executive by the Company pursuant to Section 2 hereof; (b) any rights and benefits retained by or provided to Executive pursuant to this Agreement; (c) participate in any manner in an investigation, hearing or proceeding conducted by the Equal Employment Opportunity Commission, but Executive hereby waives any and all rights to recover under, or by virtue of, any such investigation, hearing or proceeding; (d) exercise his rights, if any, under Section 601-608 of the Employee Retirement Income Security Act of 1974, as amended, popularly known as COBRA and/or the New Jersey Small Employer Health Benefits Act of 1992; (e) seek indemnification under any applicable directors & officers liability insurance policy, applicable state and federal law, the Company’s certificate of incorporation and bylaws and pursuant to that certain Indemnification Agreement between the Company and Executive dated April 25, 2011 (the “Indemnification Agreement”), (f) any rights under the Stock Options (to the extent deemed vested as of the Separation Date and as modified by this Agreement), and any vested interest he may have in any 401(k), retirement, defined benefit, defined contribution or other plan by virtue of his employment with the Company, g) any rights or claims that may arise after this Agreement is signed, (h) any rights to any unemployment compensation benefits to which he is entitled taking into consideration all payments he receives, (i) any rights of Executive under any other written agreement with the Company entered into after the date of the Employment Agreement, or (j) the right to institute legal action for the purpose of enforcing the provisions of this Agreement and/or the surviving provisions of the Employment Agreement.

Executive also hereby waives any right to reinstatement to employment with the Company.

For purposes of this Agreement, “Executive” includes anyone who has or obtains any legal rights or claims through Executive, and the term “Company” means Arno Therapeutics, Inc. and each of its past and present parents, subsidiaries and other affiliated entities, if any, and each of them; and past and present agents, officers, directors, employees, shareholders, insurers, indemnitors, attorneys, successors or assigns of any or all of the foregoing entities. The term “Insperity” means Insperity PEO Services, L.P. (“Insperity”), and each of its past and present parents, subsidiaries and other affiliated entities, if any, and each of them; and past and present agents, officers, directors, employees, shareholders, insurers, indemnitors, attorneys, successors or assigns of any or all of the foregoing entities.

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4. Rights to Counsel, Consider, and Revoke and Rescind.

(a) Executive acknowledges that he consulted with an attorney prior to signing the Employment Agreement. The Company hereby advises Executive to consult with an attorney prior to signing this Agreement.

(b) Executive understands that he has the right to take up to 21 days to consider his waiver of age discrimination rights and claims under the ADEA and OWBPA, beginning the date on which he received this Agreement. He further understands that, if he signs this Agreement, he may rescind his waiver of age discrimination rights and claims under the ADEA and OWBPA within seven days thereafter, and his waiver will not be effective or enforceable until this seven-day period has expired. If Executive wishes to rescind or revoke his waiver of such age discrimination claims, he should send a notice of such rescission or revocation to the Company at 200 Route 31 North, Flemington, NJ 08822, Attn: Lawrence Kenyon. Any exercise by Employee of his right to rescind claims under the ADEA pursuant to this Section 4 shall not entitle him to or result in reinstatement of his employment with the Company. Employee further understands and agrees that if he rescinds or revokes this Agreement in accordance with this Section 4, the Company shall have no obligation to provide the payments and benefits described in Section 2, above (other than with respect to unreimbursed business expenses as described in Section 2(b)).

5. Charges. This Agreement does not prohibit Executive from filing an administrative charge of discrimination with, or cooperating or participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or other federal or state regulatory or law enforcement agency.

6. Other Agreements.

(a) Executive agrees that he will surrender to the Company, no later than the date of this Agreement, all property belonging to, or purchased with the funds of, the Company, and any equipment (including computers and cell phones), employee or security identification or access codes, pass codes, keys, credit cards, swipe cards, client data bases, computer files, Company proposals, computer access codes, documents, memoranda, records, files, letters, specification or other papers (including all copies and other tangible forms of the foregoing) acquired by Executive by reason of his employment with the Company and in Executive’s possession or under his custody or control as of the Separation Date relating to the operations, business or affairs of the Company. Executive agrees that he will not retain any copies, duplicates, reproductions, computer disks, or excerpts thereof of Company documents. Notwithstanding anything to the contrary contained in this Agreement, (i) Executive may remove from the Company’s premises, retain and use any third party business cards that he accumulated during his employment with the Company, and (ii) the Company will provide to Executive on a compact disc or other medium, and Executive may retain and use, his personal electronic contact list that he developed during his employment with the Company on. Nothing in this Agreement shall be construed to restrict or otherwise limit the ability or right of Executive to (x) retain and use any documents or other items relating to his employment with the Company, including documents describing the terms of his employment or benefits or other compensation to which he has been or may in the future be entitled, or (y) retain and use his personal belongings. The Company shall have the right to inspect all items removed from the Company’s premises by Executive solely to ensure compliance with this Section 6(a).

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(b) Executive’s obligations under Sections 6 and 7 of the Employment Agreement shall remain in full force and effect and will survive the termination of Executive’s employment with the Company in accordance with the terms of the Employment Agreement. Nothing in this Agreement shall be construed to supersede or otherwise relieve Executive of such obligations. Further, the Indemnification Agreement shall survive the termination of the Employment Agreement and Executive’s service as an officer and director of the Company in accordance with its terms, and nothing herein shall relieve the Company and Executive of their respective rights and obligations thereunder.

(c) The Company agrees that no amendment or modification of its certificate of incorporation or bylaws adopted after the date hereof that reduces Executive’s rights to seek and obtain indemnification from the Company in his capacity as officer and/or director shall be effective against Executive.

(d) The Company acknowledges and agrees that its obligations under Section 7(c) of the Employment Agreement shall remain in full force and effect and will survive the termination of Executive’s employment with the Company in accordance with the terms of the Employment Agreement. Nothing in this Agreement shall be construed to supersede or otherwise relieve the Company of such obligations.

(e) Executive agrees that the additional compensation to be paid under this Agreement is due solely from Arno Therapeutics, Inc. and that Insperity has no obligation to pay the additional compensation, even though its payment may be processed through Insperity.

(f) The Company and Executive agree that any dispute arising out of, or relating to, this Agreement, on the breach thereof, or the interpretation thereof, shall be exclusively decided pursuant to the provisions of Section 12(c) of the Employment Agreement which shall, for such purposes, remain in full force and effect and will survive the termination of the Employment Agreement.

7. Miscellaneous. This Agreement states the entire agreement between Executive and the Company with respect to the subject matter hereof and supersedes and merges all prior negotiations, agreements, and understandings, if any. No modification, release, discharge, or waiver, of any provision of this Agreement shall be of any force or effect unless made in writing and signed by Executive and the Company, and specifically identified as a modification, release, or discharge, of this Agreement. If any term, clause, or provision of this Agreement shall for any reason be adjudged invalid, unenforceable, or void, the same shall not impair or invalidate any of the other provisions of the Agreement, all of which shall be performed in accordance with their respective terms. This Agreement shall inure to the benefit of the successors and assigns of the Company. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.

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Executive represents that this Agreement, and the release contained in this Agreement, have been given voluntarily and free from duress or undue influence on the part of any person or entity released by this Agreement, or by any third party. Executive acknowledges and understands that he has no obligation to enter into this Agreement, but that the Company has no obligation to provide to Executive the payments and benefits described under Section 10 of the Employment Agreement if he does not enter into this Agreement.

Executive has read this Agreement carefully and understands all of its terms. he acknowledges that he has had the opportunity to discuss this Agreement with his own attorneys prior to signing it, and to make certain that he understands the meaning of the terms and conditions contained in this Agreement and fully understands the content and effect of this Agreement. In agreeing to sign this Agreement, Executive acknowledges that he has not relied on any representations or statements, whether oral or written, other than the express statements of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date(s) set forth below.

EXECUTIVE:	ARNO THERAPEUTICS, INC.

/s/ Glenn R. Mattes Glenn R. Mattes Dated: July 25, 2014	By: /s/ Lawrence A. Kenyon Name: Lawrence A. Kenyon Its: COO and CFO Dated: July 25, 2014

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EXHIBIT A

Original Grant Date	Shares Subject to Original Grant	Ex. Price	Shares Deemed Vested and Exercisable at Separation Date
4/25/2011	176,578	$ 2.40	176,578
4/25/2011	117,719	$ 2.40	117,719
1/14/2013	38,700	$ 2.40	33,325
1/14/2013	25,800	$ 2.40	8,600
11/4/2013	386,697	$ 2.40	96,674
1/24/2014	408,892	$ 2.90	0
		TOTAL	432,896

Note: All share and prices have been adjusted for the 1:8 reverse split of the Company’s common stock effected on Oct. 29, 2013.

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